EXHIBIT 23.2

                          Independent Auditors' Consent



The Board of Directors
Regency Bancorp:


We consent to the incorporation by reference herein of our report dated February 5, 1999 relating to the consolidated balance sheet of Regency Bancorp and subsidiaries as of December 31, 1998 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1998, which report appears in the registration statement on Form S-4 (no. 333-85991) of Zions Bancorporation dated August 26, 1999 incorporated by reference herein and to the reference herein to our firm under the captions "experts" and "conditions to completion" in that perspectus.

                                              /s/  KPMG LLP

                                              KPMG LLP


Sacramento, California
October 5, 1999